EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-131904 and 333-140878 on Form S-8 of our report on the consolidated financial statements dated March 30, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and of our report on internal control over financial reporting dated March 30, 2007 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K of Global Cash Access Holdings, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
March 30, 2007